Exhibit 99.1

Annovis Provides Corporate Updates and Reports Second Quarter 2025 Financial Results

Malvern, Pa., August 12, 2025 – Annovis Bio, Inc. (NYSE: ANVS) ("Annovis" or the “Company”), a late-stage clinical drug platform company pioneering transformative therapies for neurodegenerative diseases such as Alzheimer's disease (AD) and Parkinson's disease (PD), today provided corporate updates and second quarter 2025 financial results.

“In the past quarter, our efforts were centered on driving enrollment for the pivotal Phase 3 trial in early AD, which now includes 76 secured clinical sites across the U.S. and over 400 patients screened to date,” said Maria Maccecchini, Ph.D., President and CEO of Annovis. “At the same time, we reached other notable milestones, including presenting our latest scientific findings at AAIC 2025 with the largest attendance ever from Annovis team and strengthening our global intellectual property protection by completing the transfer of all patent families to crystal buntanetap. As we move forward, our focus stays firmly on completing enrollment as planned to produce strong and trustworthy results, while also advancing our Parkinson’s program, with more updates coming as we progress.”

Clinical highlights

•	Annovis’ pivotal Phase 3 study in early AD (NCT06709014) is advancing rapidly, with 76 U.S. sites secured and 46 currently enrolling patients. The remaining sites are expected to begin enrollment shortly.
•	The pivotal Phase 3 trial has attracted strong participation, with 38 patients already receiving buntanetap or placebo and nearly 200 more in screening – a number that continues to grow each day – with screen failure rate being as expected at 50%.

Business highlights

•	In April, Annovis welcomed Hui Liu as Director of Biostatistics, who is responsible for maintaining statistical integrity of the data generated by the Company’s clinical trials.
•	In June, Annovis hosted a webcast to provide updates on its Phase 3 trial, engaging directly with the audience through a live Q&A session. The recording is available in the Video Library on the Company’s website.
•	In July, senior members of Annovis attended AAIC 2025 in Toronto, presenting four scientific posters highlighting advancements in the Alzheimer’s Phase 3 study and the pharmacokinetic profile of its lead drug candidate, buntanetap. All posters are available in the Media Library on the Company’s website.

•	In August, Annovis announced the successful transfer of all patent families to crystal buntanetap, achieving comprehensive global IP coverage for both the original and new forms of the Company’s drug candidate.

Financial results

•	Annovis’ cash and cash equivalents totaled $17.1 million as of June 30, 2025, compared to $10.6 million as of December 31, 2024. The Company had 19.5 million shares of common stock outstanding as of June 30, 2025.
•	Research and development expenses for the three months ending June 30, 2025, were $5.2 million compared to $5.8 million for the three months ending June 30, 2024.
•	General and administrative expenses for the three months ending June 30, 2025, were $1.1 million compared to $2.0 million for the three months ending June 30, 2024.
•	Annovis reported a $0.32 basic and diluted net loss per common share for the three months ending June 30, 2025, compared to a $0.44 basic and diluted net loss per common share for the three months ending June 30, 2024.

About Annovis

Headquartered in Malvern, Pennsylvania, Annovis is dedicated to addressing neurodegeneration in diseases such as AD and PD. The Company is committed to developing innovative therapies that improve patient outcomes and quality of life. For more information, visit www.annovisbio.com and follow us on LinkedIn, YouTube, and X.

Investor Alerts

Interested investors and shareholders are encouraged to sign up for press releases and industry updates by registering for email alerts at https://www.annovisbio.com/email-alerts.

Forward-Looking Statements

This press release contains forward-looking statements under the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Actual results may differ due to various risks and uncertainties, including those outlined in the Company’s SEC filings under “Risk Factors” in its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update forward-looking statements except as required by law.

Contact Information:

Annovis Bio Inc.

101 Lindenwood Drive

Suite 225

Malvern, PA 19355

www.annovisbio.com

Investor Contact:

Alexander Morin, Ph.D.

Director, Strategic Communications

Annovis Bio

ir@annovisbio.com

(Tables to follow)

ANNOVIS BIO, INC.

Balance Sheets

(Unaudited)

	June 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$17,130,286	$10,551,916
Prepaid expenses and other current assets	4,324,285	3,373,717
Total assets	$21,454,571	$13,925,633
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$974,311	$2,305,974
Accrued expenses	1,830,813	1,575,013
Total current liabilities	2,805,124	3,880,987
Non-current liabilities:
Warrant liability	319,000	737,000
Total liabilities	3,124,124	4,617,987
Commitments and contingencies
Stockholders’ equity:
Preferred stock - $0.0001 par value, 2,000,000 shares authorized and 0 shares issued and outstanding	—	—
Common stock - $0.0001 par value, 70,000,000 shares authorized, 19,486,231 and 14,141,521 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	1,948	1,414
Additional paid-in capital	164,935,088	144,155,694
Accumulated deficit	(146,606,589)	(134,849,462)
Total stockholders’ equity	18,330,447	9,307,646
Total liabilities and stockholders’ equity	$21,454,571	$13,925,633

ANNOVIS BIO, INC.

Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$5,161,921	$5,785,217	$10,173,438	$12,307,308
General and administrative	1,109,532	1,977,421	2,380,696	3,265,137
Total operating expenses	6,271,453	7,762,638	12,554,134	15,572,445
Operating loss	(6,271,453)	(7,762,638)	(12,554,134)	(15,572,445)
Other income (expense):
Interest income	191,395	25,978	379,007	70,146
Other financing costs	—	(1,346,060)	—	(1,346,060)
Change in fair value of warrants	(140,000)	4,062,308	418,000	10,761,000
Total other income, net	51,395	2,742,226	797,007	9,485,086
Net loss	$(6,220,058)	$(5,020,412)	$(11,757,127)	$(6,087,359)
Net loss per share
Basic	$(0.32)	$(0.44)	$(0.64)	$(0.56)
Diluted	$(0.32)	$(0.44)	$(0.64)	$(1.52)
Weighted-average number of common shares used in computing net loss per share
Basic	19,486,231	11,307,759	18,464,877	10,966,412
Diluted	19,486,231	11,307,759	18,464,877	11,066,265